Exhibit 99.1

ContraVir Pharmaceuticals Announces Uplisting
to The NASDAQ Capital Market

Edison, NJ, February 25, 2015 — ContraVir Pharmaceuticals, Inc. (OTCBB: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that The NASDAQ Stock Market LLC has approved the Company’s application to have its common stock listed on The NASDAQ Capital Market.  Effective at the opening of trading on February 27, 2015, the Company’s common stock will trade on The NASDAQ Capital Market under its existing symbol “CTRV.”

“Uplisting to a national exchange represents a significant corporate milestone for ContraVir,” stated James Sapirstein, Chief Executive Officer of ContraVir.  “Having ContraVir’s stock traded on The NASDAQ Capital Market should greatly improve the Company’s visibility among investors, which we believe will serve to broaden our investor base and enhance trading liquidity.”

The Company’s common stock will continue to be quoted on the OTCBB under its existing symbol “CTRV” until the close of trading on February 26, 2015.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead candidate, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus (VZV).  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study.  ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir DF (Viread®).  CMX157 is active against HBV and more than 200-fold more potent in vitro versus tenofovir against all major HIV subtypes resistant to current therapies.  CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects.  ContraVir intends to develop CMX157 for HBV and HIV in Phase 2 clinical studies.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2014, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Tirth Patel (investors)

tpatel@tiberend.com; (212) 375-2681

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686